Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
(631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS FIRST QUARTER 2016 RESULTS

Growth in Loans, Core Deposits and Record Net Income

(Bridgehampton, NY – April 27, 2016) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced first quarter results for 2016. Highlights of the Company's financial results for the quarter include:

•	Net income of $8.6 million, an 81% increase over 2015, and $.49 per share for the quarter.

•	Returns on average assets and equity for 2016 were .91% and 10.0%, respectively.

•	Net interest income for the quarter increased $10.7 million to $29.4 million, with a net interest margin of 3.43%.

•	Total assets of $3.9 billion at March 31, 2016, 71% higher than March 2015.

•	Loan growth of $1.1 billion or 77% compared to March 2015.

•	Deposits of $2.9 billion at March 2016, a 60% increase compared to March 2015.

•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III.

•	Declared a dividend of $.23 during the quarter.

“This quarter’s results reflect the positive momentum gained from our growth strategy. Our recent successful acquisitions and de novo branch expansion create opportunities for our bankers to attract new customers and expand existing customer relationships, delivering loan and deposit growth throughout our larger footprint. Our increased earning asset base produced higher net interest income, and most importantly net income,” commented Kevin M. O’Connor, President and CEO.

Net Earnings and Returns

Net income for the quarter was $8.6 million or $.49 per share, compared to $4.8 million or $.41 per share for the first quarter of 2015. Core net income for the first quarter was $8.5 million or $.49 per share, compared to $4.9 million or $.42 per share, for the same period in 2015. Core net income reflects the quarterly results adjusted for certain costs, net of tax, related to the completed CNB (“Community National Bank”) acquisition. In addition, 2016 earnings per share reflect the impact of the 5.6 million shares issued on June 19, 2015 in connection with the CNB acquisition. Rising net income reflects the growth in earning assets, generating higher levels of net interest income and offsetting increases in operating expenses. Returns on average assets and equity for 2016 were .91% and 10.0% compared to .85% and 10.7% in 2015, respectively, while core returns on average assets and equity for 2016 were .90% and 9.8%, compared to .88% and 11.0% in 2015, respectively. Core return on tangible common equity for 2016 was 14.5% compared to 11.8% in 2015.

Interest income grew in 2016 as average earning assets increased by 65% or $1.4 billion, while the net interest margin decreased to 3.43% from 3.63%. The increase in earning assets reflects the acquired assets from CNB as well as organic growth in loans and securities. The decrease in the net interest margin reflects the higher costs of borrowings associated with the $80 million in subordinated debentures issued in September 2015, and lower yields on interest earning assets. Additionally, the higher 2015 net interest margin included $.8 million associated with greater than expected cash flows from the sale of certain acquired purchase credit impaired loans.

The provision for loan losses was $1.3 million for the quarter, $.5 million higher than the first quarter of 2015. The higher provision in the first quarter of 2016 is principally due to growth in the loan portfolio. The Company realized net charge-offs of $.2 million in the first quarter of 2016, consistent with the first quarter of 2015.

Total non-interest income was $4.0 million for the quarter, $1.2 million higher than the first quarter of 2015, driven by an increase in other non-interest income, principally customer fee income, bank-owned life insurance (“BOLI”), a net recovery associated with certain identified FNBNY acquired problem loans and gains on sale of the guaranteed portion of Small Business Administration (“SBA”) loans.

Non-interest expense for 2016 increased due to higher operating costs associated with the acquired CNB operations and facilities, investments in technology, additional marketing costs, and amortization of CNB related intangible assets. Non-interest expense also included a net recovery of $.3 million of accrued costs associated with the CNB acquisition. Although non-interest expense increased in 2016, the Company’s ratio of core operating expenses to average assets decreased to 1.99% from 2.34% in 2015.

Balance Sheet and Asset Quality

Total assets were $3.9 billion at March 31, 2016, $1.6 billion higher than March 2015 and average assets for the first quarter 2016 increased $1.5 billion or 68%. This growth includes $.9 billion of assets from the CNB acquisition.  Total loans grew $1.1 billion to $2.5 billion at March 31, 2016, including organic loan growth of $.4 billion or 32% over March 2015. Earning asset growth continues to be funded principally by deposits, which increased $1.1 billion or 60% to $2.9 billion. Demand deposits totaled $1.1 billion at March 2016, representing 36% of total deposits and an increase of $.4 billion or 64% higher than March 2015.

Asset quality measures remained strong as non-performing assets were $1.6 million or .04% of total assets at March 2016 compared to $2.3 million or .10% at March 2015. Non-performing loans of $1.6 million represent .07% of total loans at March 2016, compared to $2.3 million or .17% at March 2015. Loans 30 to 89 days past due increased $1.8 million to $2.4 million at March 2016, due to the addition of CNB acquired loans. Loans past due 90 days and still accruing at March 2016 were comprised of acquired loans of $2.0 million, an increase of $1.7 million, compared to March 2015. Additionally, the Company had no other real estate owned (“OREO”) at March 2016 due to the sale of $.3 million of OREO at a minimal gain during the first quarter of 2016.

The allowance for loan losses increased $3.5 million to $21.8 million at March 2016 from $18.3 million as of March 2015. The allowance as a percentage of loans was .88% at March 31, 2016. The allowance as a percentage of BNB originated loans was 1.21% at March 2016, compared to 1.35% at March 2015. This decline reflects an improving economy, increasing collateral values, and improving asset quality trends.

Stockholders’ equity grew $170.8 million to $350.9 million at March 2016, compared to $180.2 million at March 2015. The growth reflects earnings, as well as $157.5 million of common shares issued in connection with the CNB acquisition, capital raised in connection with the Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities, partially offset by shareholders' dividends. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized. Additionally, in connection with its prudent capital management planning, the Company filed a new shelf registration statement in March 2016 to replenish issuable securities.

“The community banking industry continues to face challenges in 2016 related to interest rates, heightened regulatory expectations, cybersecurity risks and new competition from financial technology companies. Given these challenges, we continue to enhance our banking model while maintaining our focus on customer service. Following our acquisition of CNB in 2015, we embarked on a formalized internal program, known as “Believe iN Beyond” focusing on identifying revenue opportunities, improving efficiencies and maximizing our team’s talents. This program engages each employee of the Bank and has generated many ideas and initiatives that will positively impact our future platform for success,” noted Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.9 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; difficulties related to the integration of the businesses following the CNB merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Cash and Due from Banks	$44,797	$79,750	$36,996
Interest Earning Deposits with Banks	22,411	24,808	11,781
Total Cash and Cash Equivalents	67,208	104,558	48,777
Securities Available for Sale, at Fair Value	883,626	800,203	529,998
Securities Held to Maturity	218,278	208,351	211,680
Total Securities	1,101,904	1,008,554	741,678
Securities, Restricted	24,865	24,788	8,619
Loans Held for Investment	2,481,247	2,410,774	1,403,129
Less: Allowance for Loan Losses	(21,799)	(20,744)	(18,260)
Loans, net	2,459,448	2,390,030	1,384,869
Premises and Equipment, net	34,828	39,595	32,754
Goodwill and Other Intangible Assets	113,657	106,821	10,244
Other Real Estate Owned	—	250	—
Accrued Interest Receivable and Other Assets	111,646	107,363	60,240
Total Assets	$3,913,556	$3,781,959	$2,287,181

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,052,864	$1,156,882	$640,998
Savings, NOW and Money Market Deposits	1,619,970	1,393,888	1,059,184
Certificates of Deposit of $100,000 or more	150,651	167,750	84,398
Other Time Deposits	116,927	125,105	54,829
Total Deposits	2,940,412	2,843,625	1,839,409
Federal Funds Purchased and Repurchase Agreements	185,965	170,891	131,244
Federal Home Loan Bank Advances	299,174	297,507	106,707
Subordinated Debentures	78,397	78,363	—
Junior Subordinated Debentures	15,879	15,878	15,874
Other Liabilities and Accrued Expenses	42,791	34,567	13,796
Total Liabilities	3,562,618	3,440,831	2,107,030
Total Stockholders' Equity	350,938	341,128	180,151
Total Liabilities and Stockholders' Equity	$3,913,556	$3,781,959	$2,287,181

Selected Financial Data:
Tangible Book Value Per Share	$13.60	$13.47	$14.52
Common Shares Outstanding	17,449	17,389	11,704

Capital Ratios:
Total capital (to risk weighted assets)	13.2%	13.6%	12.7%
Tier 1 capital (to risk weighted assets)	9.5%	9.9%	11.6%
Common equity tier 1 capital (to risk weighted assets)	8.9%	9.3%	10.6%
Tier 1 capital (to average assets)	7.1%	7.6%	8.5%
Tangible common equity (to tangible assets) (1)	6.2%	6.4%	7.5%

Asset Quality:
Loans 30-89 days past due	$2,394	$1,505	$611
Loans 90 days past due and accruing (2)	$1,980	$964	$325

Non-performing loans	$1,635	$1,350	$2,342
Real estate owned	—	250	—
Non-performing assets	$1,635	$1,600	$2,342

Non-performing loans/Total loans	0.07%	0.06%	0.17%
Non-performing assets/Total assets	0.04%	0.04%	0.10%
Allowance/Non-performing loans	1333.27%	1536.59%	779.68%
Allowance/Total loans	0.88%	0.86%	1.30%
Allowance/Originated loans	1.21%	1.21%	1.35%

(1) Excludes goodwill and other intangible assets.

(2) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended
	March 31,
	2016	2015

Interest Income	$33,607	$20,507
Interest Expense	4,175	1,812
Net Interest Income	29,432	18,695
Provision for Loan Losses	1,250	800
Net Interest Income after Provision for Loan Losses	28,182	17,895
Other Non Interest Income	3,452	2,351
Title Fee Income	477	463
Net Securities Gains (Losses)	66	(10)
Total Non Interest Income	3,995	2,804
Salaries and Benefits	10,537	7,523
Acquisition Costs	(270)	175
Amortization of other Intangible Assets	676	48
Other Non Interest Expense	7,964	5,564
Total Non Interest Expense	18,907	13,310
Income Before Income Taxes	13,270	7,389
Provision for Income Taxes	4,644	2,626
Net Income	$8,626	$4,763
Basic and Diluted Earnings Per Share	$0.49	$0.41
Weighted Average Common Shares	17,428	11,686

Selected Financial Data:
Return on Average Total Assets	0.91%	0.85%
Core Return on Average Total Assets (1)	0.90%	0.88%
Return on Average Stockholders' Equity	9.99%	10.74%
Core Return on Average Stockholders' Equity (1)	9.83%	11.02%
Return on Average Tangible Stockholders' Equity (2)	14.43%	11.40%
Core Return on Average Tangible Stockholders' Equity (1) (2)	14.54%	11.77%
Net Interest Margin	3.43%	3.63%
Efficiency	56.03%	61.25%
Core Efficiency (1)	55.85%	60.20%
Operating Expense as a % of Average Assets	2.00%	2.38%
Core Operating Expense as a % of Average Assets (1)	1.99%	2.34%

(1) See reconciliations of GAAP to Core (Non-GAAP) disclosure provided elsewhere herein.

(2) Tangible Stockholders' Equity excludes goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Disclosure (unaudited)

(In thousands, except per share amounts and financial ratios)

Reconciliation of GAAP and core financial measures for the three months ended March 31, 2016 and 2015:

	Three months ended
	March 31,
	2016	2015

Return on Average Total Assets - As Reported	0.91%	0.85%
Acquisition Costs, Net of Income Taxes	(0.02)%	0.03%
Non Compete Agreement, Net of Income Taxes	0.03%	0.00%
Measurement Period Fixed Asset Adjustment (1)	(0.02)%	0.00%
Core Return on Average Total Assets	0.90%	0.88%

Return on Average Stockholders' Equity - As Reported	9.99%	10.74%
Acquisition Costs, Net of Income Taxes	(0.20)%	0.28%
Non Compete Agreement, Net of Income Taxes	0.27%	0.00%
Measurement Period Fixed Asset Adjustment (1)	(0.23)%	0.00%
Core Return on Average Stockholders' Equity	9.83%	11.02%

Return on Average Tangible Common Equity - As Reported	14.43%	11.40%
Acquisition Costs, Net of Income Taxes	(0.29)%	0.30%
Amortization of Other Intangible Assets, Net of Income Taxes	0.74%	0.07%
Measurement Period Fixed Asset Adjustment (1)	(0.34)%	0.00%
Core Return on Average Tangible Common Equity	14.54%	11.77%

Efficiency Ratio - As Reported	56.03%	61.25%
Non Interest Expense	$18,907	$13,310
Less: Acquisition Costs	(270)	175
Less: Amortization of Other Intangible Assets	676	48
Less: Measurement Period Fixed Asset Adjustment (1)	(309)	—
Non Interest Expense excl. Adjustments	$18,810	$13,087
Net Interest Income (fully taxable equivalent)	$29,750	$18,926
Non Interest Income	3,995	2,804
Less: Net Securities Gains (Losses)	66	(10)
Total Revenues excl. Adjustments	$33,679	$21,740
Core Efficiency Ratio	55.85%	60.20%

Operating Expense as a % of Average Assets - As Reported	2.00%	2.38%
Acquisition Costs	0.03%	(0.03)%
Amortization of Other Intangible Assets	(0.07)%	(0.01)%
Measurement Period Fixed Asset Adjustment (1)	0.03%	0.00%
Core Operating Expense as a % of Average Assets	1.99%	2.34%

	Three months ended
	March 31,
	2016		2015

Net Income/Diluted Earnings Per Share - As Reported	$8,626	$0.49	$4,763	$0.41
Adjustments:
Acquisition Costs, Net of Income Taxes	(175)	(0.01)	124	0.01
Non Compete Agreement, Net of Income Taxes	237	0.02	—	—
Measurement Period Fixed Asset Adjustment (1)	(201)	(0.01)	—	—
Core Net Income/Diluted Earnings Per Share	$8,487	$0.49	$4,887	$0.42

(1) A fixed asset measurement period adjustment for $0.3 million was recorded in 2016 related to the recovery of depreciation expense recorded in 2015.

The tables above provide a reconciliation of GAAP (As Reported) and non-GAAP (Core) financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$2,423,498	$28,047	4.65%	$1,349,992	$16,493	4.95%
Securities	1,028,474	5,841	2.28	754,469	4,238	2.28
Deposits with banks	31,911	37	0.47	12,699	7	0.22
Total interest earning assets	3,483,883	33,925	3.92	2,117,160	20,738	3.97
Non interest earning assets:
Other Assets	310,570			147,339
Total assets	$3,794,453			$2,264,499

Interest bearing liabilities:
Deposits	$1,852,364	$1,687	0.37%	$1,196,953	$1,075	0.36%
Federal funds purchased and repurchase agreements	106,757	185	0.70	121,188	146	0.49
Federal Home Loan Bank advances	287,646	827	1.16	85,686	250	1.18
Subordinated Debentures	78,374	1,135	5.82	—	—	—
Junior Subordinated Debentures	15,878	341	8.64	15,873	341	8.71
Total interest bearing liabilities	2,341,019	4,175	0.72	1,419,700	1,812	0.52
Non interest bearing liabilities:
Demand deposits	1,068,944			650,635
Other liabilities	37,191			14,380
Total liabilities	3,447,154			2,084,715
Stockholders' equity	347,299			179,784
Total liabilities and stockholders' equity	$3,794,453			$2,264,499

Net interest income/interest rate spread		29,750	3.20%		18,926	3.45%

Net interest earning assets/net interest margin	$1,142,864		3.43%	$697,460		3.63%

Less: Tax equivalent adjustment		(318)			(231)

Net interest income		$29,432			$18,695